Exhibit 4.1

FIFTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (this “Fifth Amendment”) is entered into as of August 16, 2023 by and among CAPSTONE GREEN ENERGY CORPORATION, a Delaware corporation formerly known as CAPSTONE TURBINE CORPORATION (the “Company”), the Purchaser signatory hereto and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.), as collateral agent for the Purchasers (in such capacity, the “Collateral Agent”).

RECITALS

A. The Company, certain subsidiaries of the Company, the Purchaser and the Collateral Agent are parties to a certain Amended and Restated Note Purchase Agreement, dated as of October 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Purchase Agreement), pursuant to which the Purchaser has agreed to purchase the Notes issued by Company;

B. The Company has informed the Collateral Agent and the Purchasers that an Event of Default has occurred and is continuing pursuant to Section 8.1 of the Note Purchase Agreement as a result of its failure to satisfy (i) the requirement to enter into a transaction support agreement with one or more lenders in form and substance mutually satisfactory to the Collateral Agent and the Company on the date that is thirty (30) days after the Fourth Amendment Effective Date as set forth in Section 5.18 and (ii) the requirement to make an interest payment on the date that is thirty (30) days after the Fourth Amendment Effective Date as set forth in Section 2.7(e),  (collectively, the “Designated Events of Default”);

C.The Note Parties have requested that the Purchaser waive the Designated Events of Default and amend the Note Purchase Agreement as set forth herein and, subject to the terms and conditions hereof, the Purchaser (being the sole Purchaser under the Note Purchase Agreement) executing this Fifth Amendment is willing to do so; NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

A. AMENDMENTS

1.	Section 2.7(e) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

“Except as otherwise set forth herein, interest on each Note (i) shall accrue on a daily basis and shall be payable in Cash in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Note, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Notes, including final maturity of the Notes. Notwithstanding the foregoing or anything contained in this Agreement or any other Note Document to the contrary (but subject to the immediately succeeding sentence), the interest accruing with respect to the Notes from and after April 1, 2023 through and including July 5, 2023 shall, subject to the immediately succeeding sentence, be payable in Cash on August 22, 2023 or such later date as is agreed to by the Collateral Agent in its sole discretion (it being understood that, subject to the immediately succeeding sentence, a failure to pay such interest on August 22, 2023 or such later date as is agreed to by the Collateral Agent in its sole discretion shall be an Event of Default pursuant to Section 8.1(a)) and the Notes shall continue to accrue interest pursuant to this Section 2.7. Notwithstanding the foregoing or anything contained in this Agreement or any other Note Document to the contrary, upon the effectiveness of the Transaction Support Agreement described in Section 5.18, all interest accrued in respect of the Notes during the period from and after April 1, 2023 until and excluding the Notes Maturity Date shall, to the extent not paid in Cash, automatically be paid in kind by capitalizing the amount of such interest accrued and adding such accrued amounts to the principal balance of the Notes (ratably among the Notes held by each Purchaser) on each applicable Interest Payment Date during such period (the principal amount of the Notes arising as a result of the capitalization of interest pursuant to this sentence, being referred to herein as “PIK Principal”). PIK Principal shall thereafter constitute principal and bear interest in accordance with Section 2.7(a) and otherwise be treated as Notes for purposes of this Agreement. Any reference in this Agreement or any Note Document to the Notes or the outstanding principal balance of the Notes shall include all PIK Principal that has not been repaid or prepaid in accordance with the terms of this Agreement. For the avoidance of doubt, PIK Principal shall be pari passu with and shall constitute a portion of the Notes for all purposes hereunder or under any other Note Document, and the outstanding principal balance of PIK Principal shall be due and payable in Cash on the Note Maturity Date.”

2.Section 5.18 of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

“5.18Milestones. Company shall achieve the following milestones with respect to a Transaction Support Agreement (as defined below) by the dates indicated below:

Milestone	Deadline

1. The Company shall agree to the terms and form of a transaction support agreement with one or more lenders in form and substance mutually satisfactory to the Collateral Agent and the Company, (the “Transaction Support Agreement”).

August 22, 2023 or such later date as is agreed to by the Collateral Agent in its sole discretion

2. Subject to any necessary shareholder approvals, the parties shall have executed and delivered, or reached agreement on substantially final versions of, the definitive documentation with respect to the

August 31, 2023 or such later date as is agreed to by the Collateral Agent in its sole discretion transactions specified by the Transaction Support Agreement, in form and substance satisfactory to Collateral Agent, in its sole discretion.
3. The Company shall have closed the transactions specified by the Transaction Support Agreement.	September 15, 2023 or such later date as is agreed to by the Collateral Agent in its sole discretion

3.Section 6.8(b) of the Note Purchase Agreement is hereby deleted in its entirety and replaced with:

“Minimum Consolidated Liquidity.  Company shall not permit Consolidated Liquidity to be less than:

1.prior to May 13, 2021, $9,000,000;
2.from May 13, 2021 to March 31, 2022, $12,200,000;
3.from March 31, 2022,  to the Fourth Amendment Effective Date, $9,000,0000; and
4.from July 14, 2023 through September 1, 2024 $3,500,000.00.

B. WAIVER OF DESIGNATED EVENTS OF DEFAULT

Subject to the terms and conditions of this Fifth Amendment and in reliance upon the representations of the Note Parties set forth in Section D below, Collateral Agent and the Purchaser hereby permanently waive the Designated Events of Default and their right to take any action under the Note Purchase Agreement or the other Note Documents that they may otherwise have or have had as a result of the occurrence of the Designated Events of Default, including the right to charge interest at the default rate due to the occurrence of the Designated Events of Default. This is a limited, one-time waiver and, except as expressly set forth herein, shall not be deemed to: (a) constitute a waiver of any other Event of Default or any other breach of the Note Purchase Agreement or any of the other Note Documents, whether now existing or hereafter arising, (b) constitute a waiver of any right or remedy of Collateral Agent or the Purchaser under the Note Documents which does not arise as a result of the Designated Events of Default, or (c) establish a custom or course of dealing or conduct between Collateral Agent and the Purchaser, on the one hand, and the Note Parties on the other hand.

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Fifth Amendment and without affecting in any manner the rights of the Purchaser hereunder, it is understood and agreed that this Fifth Amendment shall not become effective, and the Note Parties shall have no rights under this Fifth Amendment, until:

1.	The Purchaser shall have received the following documents, in form and substance satisfactory to the Purchaser: executed counterparts to this Fifth Amendment from the Company, each other Note Party and the Purchaser.

2.	Each of Collateral Agent’s advisors, including without limitation, Cleary Gottlieb Steen & Hamilton LLP and Deloitte LLP, shall have received from the Note Parties payment of all invoiced fees and expenses in immediately available funds, prior to or substantially simultaneously with the execution of this Fifth Amendment.

D. REPRESENTATIONS

Each Note Party hereby represents and warrants to the Purchaser and the Collateral Agent that:

1.Each of the Note Parties and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect; and

2.The execution, delivery and performance of this Fifth Amendment has been duly authorized by all necessary action on the part of each Note Party that is a party hereto.

E. OTHER AGREEMENTS

1.Continuing Effectiveness of Note Documents.  As amended hereby, all terms of the Note Purchase Agreement and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties party thereto.  To the extent any terms and conditions in any of the other Note Documents shall contradict or be in conflict with any terms or conditions of the Note Purchase Agreement, after giving effect to this Fifth Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby. Upon the effectiveness of this Fifth Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Note Purchase Agreement as modified and amended hereby.

2.Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Note Parties of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the indebtedness now or hereafter outstanding under the Note Purchase Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Note Parties to the Purchasers or any other obligation of the Note Parties, or any actions now or hereafter taken by the Purchasers with respect to any obligation of the Note Parties , the Guaranty to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty to which such Guarantor is a party.

3.Acknowledgment of Perfection of Security Interest. Each Note Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to Collateral Agent and the Purchasers under the Note Purchase Agreement and the other Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Purchase Agreement and the other Note Documents.

4.Effect of Agreement.  Except as set forth expressly herein, all terms of the Note Purchase Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Note Parties to the Purchasers and Collateral Agent.  The execution, delivery and effectiveness of this Fifth Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers under the Note Purchase Agreement, nor constitute a waiver of any provision of the Note Purchase Agreement, in each case, except as expressly provided herein. This Fifth Amendment shall constitute a Note Document for all purposes of the Note Purchase Agreement.

5.Governing Law. This Fifth Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.No Novation.This Fifth Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Purchase Agreement and the other Note Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses.  The Note Parties agrees to pay on demand all costs and expenses of Purchaser and Collateral Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Purchaser and Collateral Agent with respect thereto.

8.Counterparts.  This Fifth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Fifth Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

9.Binding Nature.  This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Fifth Amendment.

10.Entire Understanding.  This Fifth Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.Release.  (a) Each Note Party hereby releases, acquits, and forever discharges Collateral Agent and each of the Purchasers, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of Collateral Agent and the Purchasers (each a “Releasee”), from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys' fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Note Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of Releasee existing or occurring on or prior to the date of this Fifth Amendment or any instrument executed on or prior to the date of this Fifth Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Note Purchase Agreement or the other of the Note Documents.  The provisions of this paragraph shall be binding upon each Note Party and shall inure to the benefit of Releasees, and their respective heirs, executors, administrators, successors and assigns, and the other released parties set forth herein.  No Note Party is aware of any claim or offset against, or defense or counterclaim to, any Note Party’s obligations or liabilities under the Note Purchase Agreement or any other Note Document.  The provisions of this Section shall survive payment in full of the Obligations, full performance of the terms of this Fifth Amendment and the Note Documents, and/or Collateral Agent’s or each Purchaser’s actions to exercise any remedy available under the Note Documents or otherwise.  Each Note Party warrants and represents that such Note Party is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each Note Party has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Fifth Amendment has been duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION, as the Company and as a Note Party

By: /s/ Robert C. Flexon

Name: Robert C. Flexon

Title: Executive Chair

Guarantors:

CAPSTONE TURBINE INTERNATIONAL, INC.

By: /s/ Robert C. Flexon

Name: Robert C. Flexon

Title: Executive Chair

CAPSTONE TURBINE FINANCIAL SERVICES, LLC

By: /s/ Robert C. Flexon

Name: Robert C. Flexon

Title: Executive Chair

[Signature Page to Fifth Amendment to Note Purchase Agreement]

BROAD STREET CREDIT HOLDINGS LLC as Purchaser

By: /s/ Justin Betzen

Name: Justin Betzen

Title: Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. as Collateral Agent

By: /s/ Justin Betzen

Name: Justin Betzen

Title: Authorized Signatory

[Signature Page to Fifth Amendment to Note Purchase Agreement]